                                 EXHIBIT 10.20








                                LEASE AGREEMENT

                                    BETWEEN



                THE CITY OF TULSA-ROGERS COUNTY PORT AUTHORITY


                                      AND


                            MATRIX SERVICE COMPANY



                                 MARCH 1, 2001

                               TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
RECITALS                                                                                         4

ARTICLE 1.    PREMISES                                                                           4
         1.1      Leased Premises                                                                4
         1.2      Use of Premises                                                                4
         1.3      Building and Development Regulations                                           4
         1.4      Acceptance of Leased Premises in Present Condition                             5
         1.5      Covenant to Build                                                              5
         1.6      Eminent Domain                                                                 5

ARTICLE II.   LEASE TERM                                                                         6
         2.1      Primary Lease Term                                                             6
         2.2      Renewal Terms                                                                  6
         2.3      Assignment of Lease                                                            6

ARTICLE III.  RENTALS                                                                            6
         3.1      Primary Term Rentals                                                           6
         3.2      Additional Rentals                                                             7
         3.3      Renewal Term(s) Rentals                                                        8

ARTICLE IV.   IMPROVEMENTS                                                                       9
         4.1      Notice and Submission of Plans                                                 9
         4.2      Improvements                                                                   9
         4.3      Utilities and Services                                                         9
         4.4      Easements                                                                      9
         4.5      Access                                                                         10
         4.6      Signs                                                                          11
         4.7      Lien Claims                                                                    11
         4.8      Inspection and/or Repair of Premises                                           11

ARTICLE V.    OPERATIONS                                                                         12
         5.1      Pollution Control                                                              12
         5.2      Compliance with Laws and Regulations                                           12
         5.3      Maintenance of Adjoining Grounds                                               12
         5.4      Indemnification                                                                12
         5.5      Use Prohibition and Duties (Environmental)                                     13
         5.6      Site Assessments                                                               14
         5.7      Environmental Indemnification                                                  14
         5.8      Insurance                                                                      15

ARTICLE VI.   TERMINATION                                                                        16
         6.1      Termination                                                                    16
         6.2      Lessee Events of Default                                                       16
         6.3      Cancellation                                                                   16
         6.4      Lessor Events of Default                                                       17
         6.5      Right of Re-entry                                                              17
         6.6      Holding Over                                                                   18
         6.7      Waiver of Breach or Default Cumulative Remedies                                18

ARTICLE VII. MISCELLANEOUS                                                                       19
         7.1      Examination of Lessee's Records                                                19
         7.2      Lessor's Leasehold Interest                                                    19
         7.3      Quiet Enjoyment                                                                19
         7.4      Notices                                                                        19
         7.5      Nondiscrimination                                                              20
         7.6      Navigability                                                                   20
         7.7      Substitution of Performance                                                    20
         7.8      Exhibits and Attachments                                                       20
         7.9      Authority                                                                      20
         7.10     Entire Agreement                                                               21
         7.11     Captions                                                                       21
         7.12     Severability                                                                   21
         7.13     Successors and Assigns                                                         21
         7.14     Governing Law                                                                  21
         7.15     Counterparts                                                                   21
         7.16     Modification                                                                   21
         7.17     Recording                                                                      21

EXECUTION BLANKS                                                                                 22

ACKNOWLEDGMENTS                                                                                  23


EXHIBITS

         Exhibit "A"             Leased Premises
         Exhibit "B"             Building and Development Regulations
         Exhibit "C"             Additional Charges
         Exhibit "D"             Miscellaneous Provisions

                                LEASE AGREEMENT

         This Lease Agreement ("Lease") is entered into effective as of March 1, 2001, between THE CITY OF TULSA-ROGERS COUNTY PORT AUTHORITY, an agency of the State of Oklahoma ("Lessor"), with offices at 5350 Cimarron Road, Catoosa, Oklahoma 74015, and Matrix Service Company, a corporation organized and existing under the laws of the State of Delaware, duly authorized to do business in the State of Oklahoma ("Lessee"), with principal offices at 10701 E. Ute' Tulsa, Oklahoma, and local offices and place of business at 5605 N. Verdigris Road, Catoosa, Oklahoma. Lessor and Lessee are collectively referred to herein as the "Parties".

                             W I T N E S S E T H :

         A. Lessor is the governing body for and the sole and principal operator of a water port terminal and related industrial park located in Rogers County, State of Oklahoma, referred to herein as the "Tulsa Port of Catoosa". Lessor operates the Tulsa Port of Catoosa in part under a Master Lease Agreement with the City of Tulsa, Oklahoma, a municipal corporation ("City").

         B. Lessor desires to lease certain lands and/or facilities, comprising a portion of the Tulsa Port of Catoosa, to industries involved in moving raw materials and finished products in water commerce and to such other industries as may be engaged in industrial activities.

         C. Lessee desires to lease a portion of the industrial park premises for the use and purposes set forth in this Lease.

         NOW, THEREFORE, for and in consideration of the terms, covenants and conditions hereinafter set forth and contained, the Lessor and Lessee mutually contract and agree as follows:

                              ARTICLE I. PREMISES

         1.1 Leased Premises. Lessor hereby leases, and lets unto Lessee and Lessee hereby leases and lets from Lessor a certain parcel and tract of land, together with certain easements, located at and within the Tulsa Port of Catoosa, comprising approximately 50.0 acres, together with improvements located thereon, all of which real and personal property is referred to collectively as the "Leased Premises" and is more fully described on Exhibit "A", attached hereto and by this reference made a part of this Lease.

         1.2  Use of Premises. The Leased Premises are to be occupied and used
              ---------------
by Lessee for engineering. fabrication and repair of storage tanks and the
              ----------------------------------------------------
operation of services and conduct of business activities related and incident thereto. In the event Lessee for any reason desires hereafter to modify and/or change its use of the Leased Premises, the nature and terms of such modified use, if approved by Lessor, shall be reduced to a written agreement of the Parties and made a part of this Lease. Lessor agrees that it will not unreasonably withhold or delay its consent to any proposed compatible change in use.

         1.3  Building and Development Regulations. Lessee covenants that any,
              ------------------------------------
every and all uses of the Leased Premises hereunder shall comply with Lessor's Building and Development Regulations and certain provisions of its Master Plan of Development (collectively the "Building and Development Regulations"), copies of which are attached hereto designated Exhibit "B" and by this reference made a part of this Lease. The Parties understand that the Building and

Development Regulations may from time to time be amended and/or otherwise modified by Lessor. Lessor and Lessee agree that the Building and Development Regulations in effect on the date Lessee shall have submitted its improvement or premises utilization plans for approval, pursuant to the provisions of Section 4.1, shall control Lessee's construction efforts and utilization of the Leased Premises (so long as such utilization is substantially similar to that initially approved in connection with this Lease). Notwithstanding the foregoing, Lessor hereby acknowledges that Lessee's construction plan and use of the Leased Premises, as provided to Lessor prior to the date of this Lease, is generally consistent with the Building and Development Regulations.

         1.4  Acceptance of Leased Premises in Present Condition. Lessee
              --------------------------------------------------
acknowledges that it has inspected the Leased Premises and accepts the same in its present condition "as is" and that all terms and conditions of this Lease are fully binding upon Lessee as if, and to the same extent that, the existing improvements had been made by Lessee as original lessee. (See Exhibit "D", Rider
1)

         1.5  Covenant to Build. The Parties agree that Lessee shall cause
              -----------------
construction of certain improvements and facilities for its occupancy and use of the Premises as set forth in Section 1.2 hereof (such undertaking referred to hereinafter as the "Project"), to be commenced on or before August 1, 2001, with the same to be substantially completed and in operation by March 1, 2003. In the event that Lessee does not cause the Project to be commenced and completed within such time, unless delayed by circumstances beyond its control, such as through force majeure or acts or omissions of Lessor, then, in any or all such events, this Lease, together with any and all rights afforded Lessee hereunder shall, at the election of Lessor, cease and terminate and, not withstanding the language of Exhibit D, rider 2, all rentals as scheduled in Exhibit D, Rider 3 (up to the date of said termination) shall immediately become payable as liquidated damages.

         1.6  Eminent Domain. If the whole of the Leased Premises shall be taken
              --------------
or condemned, or purchased in lieu thereof, by any government authority for any public or quasi-public use or purpose, then, in that event, the Lease term shall cease and terminate from the time when the possession shall be required for such use or purpose. In such case, rent and all other amounts that are due hereunder shall be apportioned to the date of such taking or purchase, as the case may be. In the event of a partial taking only of the Leased Premises, Lessor shall notify Lessee in writing and in the event the partial taking shall render the Leased Premises untenantable, Lessee shall have the option to terminate this Lease by giving Lessor written notice within twenty (20) days after receipt of such notice from Lessor; and in the event the said taking or purchase does not render the Leased Premises untenantable, rent and all other amounts that are due hereunder shall be apportioned on the basis of the portion of the Leased Premises that is rendered untenantable. If Lessee is entitled to exercise said option to terminate and does so, then such termination shall be effective and rent and all other amounts that are due hereunder shall in such case be apportioned to the date of such taking or purchase, as the case may be.

         Lessor and Lessee hereby agree that any award or proceeds resulting from a condemnation or sale in lieu thereof of the whole or part of the Leased Premises shall be apportioned between Lessor and Lessee with the intent to provide equitable compensation to Lessee for the Improvements. Provided, however, in the event any such condemnation award is specifically allocated as between Lessor and Lessee, such allocation shall control.

                            ARTICLE II. LEASE TERM

         2.1  Primary Lease Term. The primary term of this Lease ("Primary
              ------------------
Term") shall be for a period of fifteen years from and after March 1, 2001
                                -------                      -------    --
("Commencement Date"), and terminating on February 28, 2016, unless otherwise
                                                         --
terminated, renewed or extended pursuant to other terms of this Lease. The term of the Lease, which includes the Primary Term and all effective renewals and extensions, shall for convenience be referred to as the "Lease Term."

         2.2  Renewal Terms. Provided Lessee is not in default and this Lease is
              -------------
otherwise in full force and effect, Lessee is granted the option to renew this Lease upon the same terms and conditions (subject to adjustment of rentals as set forth in Section 3.3 and subject to modifications required to conform this Lease to the terms of Lessor's then current form of lease agreement), for five additional term(s) of five years each; such option to be exercisable upon the giving of written notice of intent to renew by Lessee to Lessor not earlier than 180 days and not later than 120 days prior to the expiration date of the then current primary or option term.

         2.3  Assignment of Lease. Lessee shall not sublet, mortgage or pledge
              -------------------
this Lease or any interest herein or in the Leased Premises or any part of the same or assign this Lease or any interests herein or portion hereof, nor shall any assignment of any interest(s) of Lessee herein by operation of law or by reason of Lessee's bankruptcy become effective, without the prior written consent of the Lessor, which consent shall not be unreasonably withheld or delayed. No sublease or assignment arrangement conditionally consented to by Lessor shall be or become effective unless and until Lessee has delivered to Lessor a written assignment and assumption agreement by the sublessee or assignee in a form approved by Lessor, together with adequate assurance of sublessee's or assignee's ability to perform, accept, observe and be bound by each and all of the terms, provisions and stipulations of this Lease provided in a form acceptable to Lessor in the exercise of its sole discretion; and provided further, that any subletting or transfer shall not extend beyond the Primary Term or permitted extension(s) hereof nor shall any subletting or transfer release or relieve Lessee of any obligations to Lessor hereunder. Written approval shall not be required with respect to any mortgages, assignments or pledges respecting any improvements for facilities constructed, erected, installed or maintained by Lessee upon the Leased Premises except as now or hereafter otherwise provided herein.

                             ARTICLE III. RENTALS

         3.1   Primary Term Rentals. Lessee shall pay to Lessor lease rental
               --------------------
during the Primary Term as follows:

(a)      Monthly Rentals. Commencing see exhibit "D" rider 2, and continuing
         ---------------             -----------------------
thereafter on the first day of each consecutive month of the Primary Term, Lessee shall pay to Lessor the sum of see exhibit "D" rider 3 . Monthly rentals
                                      -----------------------
shall be adjusted during and after the Primary Term in accordance with the other provisions of the Lease.

(b)      Rental Rate Adjustment. To provide for changes in land values, the
         ----------------------
monthly rentals as set forth in 3.1(a) above will, at the election of Lessor, be adjusted to reflect any increase in the Consumer Price Index ("Index"), All Items - U.S. Cities Average, published in the monthly labor review by the Bureau of Labor Statistics, U.S. Department of Labor (1982-1984 = 100). Implementation of the cost of living index rent adjustment will be made on the fifth anniversary date of the lease and every five years thereafter (on the anniversary date) for the primary term and any extensions thereof. The rental adjustments will be made by multiplying the monthly rent by a fraction, the numerator of which is the Index published two (2) months prior to the date of adjustment, and the denominator of which is the Index as of 60 months prior to the date of the Index used in establishing the numerator. The rental rate adjustment for each five-year period will not exceed 25 percent of the monthly rent for the rental term immediately prior to the adjustment. If for any reason there is a major change in the method of calculation or formulation of the Consumer Price Index, or should the Consumer Price Index no longer be published, then the parties will mutually select the commodity index satisfactory to both. If the parties cannot agree upon a substitute index, then the index shall be established through the arbitration procedures set forth in Section 3.3. Notwithstanding the provisions of this Subsection, in no event will the adjusted rental rate exceed the rental rate on a per acre basis for other available real property at the Tulsa Port of Catoosa similarly classified by Lessor, in its sole discretion, hereafter and from time to time.

         3.2   Additional Rentals. In addition to the rentals provided in
               ------------------
Section 3.1, and as additional rental charges, Lessee shall pay to Lessor the following sums:

               (a)  Security. Lessor will contract to provide cooperatively
                    --------
         financed and administered security services at Tulsa Port of Catoosa on behalf of its lessees, invitees, operators and users. Lessee agrees to pay its pro rata share of the costs of such security services based on a degree-of-risk formula established by Lessor for all of Lessor's lessees. The Parties agree that Lessor makes no representations as to the adequacy of the security services. Neither Lessor nor its officers, directors, agents, servants, representatives or employees shall be directly or indirectly liable to Lessee for any losses or damage to Lessee's property or to the property of others for which Lessee may be liable, attributable to the acts of third parties. The agreed upon contributions to be paid by Lessee for security services shall be $375/month, commencing the 1st day of December, 2001. The agreed upon security cost may be modified by Lessor if the cost of providing the services either increases or decreases during the Lease Term.

               (b)  Barge and Rail Charges. Lessor and Lessee recognize the
                    ----------------------
         importance of having reliable barge and railcar moving services readily available. Lessor and Lessee agree that Lessor currently provides this service and the initial barge or railcar placement costs are included in the rate prescribed by the barge owner or railroad. Lessor and Lessee agree, however, that charges for initial placements, as appropriate, and for any subsequent moves or shifting of a barge or railcar for the convenience of Lessee shall be paid by Lessee at the rates and in the manner established by the Port's Operational Circular and, if done after established working periods, such moves or shifts shall be paid by Lessee at overtime rates established therefor.

               (c)  Other Charges. Lessee shall also pay to Lessor, on the same
                    -------------
         payment dates provided in Subsection 3.1(a), all other sums and charges approved from time to time with the written concurrence of the Parties to be set forth and stated on Exhibit "C", attached hereto and by this
                                       -----------
         reference made a part of this Lease. Exhibit "C" may be amended and replaced from time to time by agreement of the Parties, evidenced by the signatures of their authorized representatives thereon. Lessee covenants to timely prepare and deliver to Lessor accurate and certified reports of events giving rise to other charges properly includable on Exhibit "C."

               (d)  Taxes. Lessee agrees to cause to be paid all taxes, levies,
                    -----
         imposts and assessments which may be legally made upon or levied and/or assessed against the Leased Premises, any interests therein, and/or any improvements or property located thereupon before the same become delinquent. Lessee shall have the right, at its sole cost and expense and after having given Lessor prior written notice of its intent to do so, to contest by appropriate legal proceedings diligently conducted in good faith, the validity, amount or application, in whole or in part of such taxes, levies, imposts and/or assessments, provided (i) the proceedings will suspend the collection of the tax, levy, impost or assessment, (ii) neither the Leased Premises, nor any rent therefrom, nor any portion of either is in danger of seizure, forfeiture, sale, loss or similar consequences, and
         (iii) Lessee shall first furnish Lessor and the City with security which in Lessor's opinion is adequate, satisfactory and sufficient to protect against loss, penalty, interest or costs incurred by reason of the contest.

         3.3   Renewal Term(s) Rentals. Lease rentals covering each renewal
               -----------------------
period shall be negotiated by the Parties and reduced to writing as an addendum or addenda to this Lease at least 120 days prior to the commencement of each renewal term. Renewal period rentals shall be paid by Lessee to Lessor in accordance with the procedure for payment and adjustments set forth in Section
3.1. In the event the Parties hereto cannot agree upon the amount of the renewal term lease rentals, then at least 120 days prior to the expiration of the then existing term, the Parties shall make a bona fide effort to agree upon the then fair market value of the Leased Premises, exclusive of the value of any improvements made by Lessee thereon. If the Parties are unable to agree upon said value, then at least 105 days prior to the expiration of such term the following procedure for determining rental shall be followed:

               (a) A Board of Appraisers shall be appointed consisting of I member appointed by each of the Parties and a third member appointed by the first two appointees.

               (b) The Board of Appraisers shall thereupon, at least 15 days prior to the expiration of such term, determine the then fair market value of the Leased Premises, exclusive of the value of any improvements made by Lessee thereon, and the valuation fixed by the Board of Appraisers shall be conclusive and bind the Parties.

Based upon the fair market value of the Leased Premises, whether determined by agreement or by Board of Appraisers, Lessee agrees to pay Lessor as rent for the next succeeding term hereof an amount equal to 8% per annum of such fair market value during said term, payable in the same manner as the installments during the Primary Term of this Lease and subject to the provision for future adjustment set forth in Subsection 3.1(c). If the Board of Appraisers shall not have determined the fair market value of the Leased Premises at the time of the commencement of the succeeding renewal term, Lessee may nevertheless continue this Lease in effect by paying provisional lease rentals equal to the lease rentals required during the immediately preceding term until such time as the Board of Appraisers makes its determination. Upon such determination Lessee shall, in order to continue this Lease in effect for the renewal period, within 30 days after receipt of notice of the determination, pay to Lessor the amount by which the rental calculation pursuant to the determination of the Board of Appraisers exceeds the provisional rental paid by Lessee retroactive to the first day of the renewal term. To the extent to which the provisional lease rentals paid by Lessee to Lessor exceed the amount of the determination of the Board of Appraisers, Lessee shall be entitled to credit the overpayment to the rentals next due under the Lease. Costs and expenses incident to an appraisal pursuant to this Section shall be borne equally by the Parties.

                           ARTICLE IV. IMPROVEMENTS

         4.1   Notice and Submission of Plans. Prior to the commencement of any
               ------------------------------
construction at or upon the Leased Premises, Lessee shall first cause Lessor to be given written notice of the nature and extent of any specific improvements and/or improvement projects proposed to be undertaken. Lessee shall submit to Lessor for review and approval all of its architectural plans and drawings of proposed facilities and/or improvements, together with such additional specifications as Lessor may reasonably request. Lessee may not commence to construct any proposed improvements until it has secured Lessor's written approval, which shall not be unreasonably withheld or delayed. Lessor's approval shall be based on compliance with Lessor's Building and Development Regulations (except as otherwise provided in Section 1.3), the terms of this Lease, and all other applicable rules and regulations of Lessor in effect at the time construction is commenced.

         4.2 Improvements. Except as may otherwise be specifically provided in this Lease, all improvements made by Lessee, including without limitation, structures, electric power and light, water, telephone, sanitary facilities, and accessory structures from and to the Leased Premises, including all chattels, goods, tools, equipment and personal property, will be constructed, erected, installed and/or maintained as between the Parties, at the sole expense and risk of Lessee (collectively, the "Lessee Improvements"). Except as set forth herein, Lessee shall at all times retain full right, title and interest in and to the Lessee Improvements. Within a period of 90 days following the date of Lease termination, Lessee, at its sole cost and expense, shall remove the Lessee Improvements (other than such Lessee Improvements as Lessee has designated in writing to Lessor as items Lessee desires to leave on the Leased Premises and Lessor has given its written consent thereto, which consent may be withheld by Lessor in its sole discretion), and the Leased Premises shall be reasonably restored by Lessee to its original condition. At the election of Lessor, any and all property of Lessee not timely removed by Lessee from the Leased Premises shall become the property of Lessor. Notwithstanding, Lessee shall have the right to sell the Lessee Improvements and assign the Lease to a third party so long as such assignment of the Lease complies with the requirements of Section
2.3 above. Certain other Improvements, including but not limited to roadways, roadway material, parking areas, railways, rail switches and/or turnouts, rail and track material (the Parties acknowledge that all railway-related improvements shall always remain the property of Lessor), shell, slag, gravel or concrete used to stabilize the soil, pavement, and underground utilities shall remain in place and remain or become the property of Lessor and may not be removed by Lessee.

         4.3   Utilities and Services. Except as may otherwise be specifically
               ----------------------
provided in this Lease, Lessee shall at its sole cost and expense provide for servicing the Leased Premises and all improvements thereon with water, sewer, gas, electricity, telephone or other utility services as may be required for the use and operation of the Leased Premises. Lessor, however, at its sole cost and expense, shall cause such utilities to be installed adjacent to the Leased Premises in a manner that will allow Lessee to service the Leased Premises as set forth above. Lessee shall be responsible for all costs and charges in connection with its utility installation and service and shall pay the same promptly as the charges accrue to protect, fully indemnify and hold Lessor harmless from and against any and all liability for such costs or charges.

         4.4   Easements. Lessor agrees to grant to Lessee, when required by
               ---------
Lessee, nonexclusive easements over, across and through Lessor's unleased property which it has the right to grant and which are reasonably necessary for the operation of Lessee's facilities on the Leased Premises or reasonably required by Lessee, including but not limited to, the following:

               (a) Access to railroad lines and spurs, if any, located within the Leased Premises, together with the right to place railroad track switches or turnouts necessary to accommodate Lessee's use of railroad trackage constructed and used by Lessee at or upon the Leased Premises. All tracks, lines, spurs, switches and turnarounds to be utilized by Lessee shall be identified on Exhibit "A" to be considered a part of the Leased Premises covered by this Lease. Lessee hereby grants to Lessor an easement and right to use for switching and/or storage of railcars any trackage constructed by Lessee, provided that such use by Lessor shall not interfere with Lessee's use of such trackage.

               (b) Connection of water and sanitary sewer facilities as approved by the City of Tulsa Public Works Department along designated routes as shown on the Master Plan of Development and/or other relevant documents of Lessor for the Tulsa Port of Catoosa.

               (c) Connection of telephone, electric and gas lines, as approved by the appropriate utility companies, to those installed at or upon the Leased Premises.

               (d) Connection of streets and/or roads for vehicular traffic to roads immediately adjacent or near the Leased Premises, subject to Lessor's prior approval of any proposed curb cuts and roadway improvements for the Leased Premises.

               (e) Location, placement and maintenance of production and/or handling pipelines connecting the Leased Premises to wharves and/or barge mooring dolphins, as may be necessary for Lessee's activities and/or operations, to the extent the same are permitted and approved by Lessor and upon payment or arrangements for payment to Lessor of appropriate fees therefor.

Lessor shall have no obligation to furnish any easement which would in the exercise of its sole discretion interfere with the orderly development and/or utilization of Lessor's Industrial Park and/or Terminal Area, in whole or in part, nor shall any easement exceed the height, depth or width reasonably necessary to permit the reasonable operation of Lessee's facilities on the Leased Premises. Any and all easements in which rights shall be granted hereunder shall be described on and made a part of Exhibit "A" to this Lease to be included within the Leased Premises and the privileges extended to Lessee under this Lease.

         4.5   Access. Lessor covenants that so long as Lessee is not in default
               ------
under any of the terms and conditions of this Lease, Lessee shall have and enjoy the right of ingress and egress in and to the Leased Premises with a nonexclusive right to use any railroad, road, roadway or areas used in common by Lessor and/or its other lessees by, about or adjacent to the Leased Premises; subject, however, to the following provisions:

               (a) This Lease does not grant any tenancy in railroad, road, roadway or common area by, about or adjacent to the Leased Premises.

               (b) Lessor shall have the right to relocate any railroad, road, roadways or common areas or any portion thereof so long as the relocation does not deprive Lessee of access to the Leased Premises for railroad, vehicular, barge and/or utility facilities as are contemplated herein to be constructed by Lessee. Lessor shall have no liability to Lessee for any damage or loss incurred by Lessee as a result of any relocation which is not occasioned by the destruction, removal or relocation of any of Lessee's facilitates or improvements.

               (c) Lessee shall not use the railroad, roads, roadways or common areas, or any portions thereof, in any way which would interfere with the use of the same by Lessor or any of its lessees, operators, invitees or users.

Provided however, nothing contained in this Section 4.5 is intended to diminish Lessee's rights or Lessor's obligations under Section 4.4.

         4.6   Signs. Lessee shall be entitled to erect, install and maintain on
               -----
the Leased Premises identification and advertising signs appropriate to its business. All Lessee's signs at all times shall be subject to the prior written approval of Lessor's Port Director as to location, size, shape, color and content.

         4.7   Lien Claims. Lessee covenants to unconditionally indemnify Lessor
               -----------
and the City, as fee owner of the Leased Premises, from and against and save them harmless from any and all lien claims of any nature whatsoever arising out of or in any manner connected with the construction, installation, erection, maintenance, repair, occupancy, use and/or operation of any improvements, facilities and/or equipment erected by Lessee or Lessee's agents on or about the Leased Premises. Lessee further agrees that it shall, in the event any liens are filed encumbering the Leased Premises, effect their removal and/or satisfaction. Lessee shall have the right, at its sole cost and expense and after having given Lessor prior written notice of its intent to do so, to contest by appropriate legal proceedings diligently conducted in good faith, the amount, validity or application, in whole or in part, of any lien(s), provided (i) such proceedings shall suspend the collection of the lien(s), (ii) neither the Leased Premises nor any rent therefrom, or any portion of either, would be in danger of attachment, forfeiture, loss or similar consequence, and (iii) that Lessee shall first furnish Lessor and the City with the security which in Lessor's opinion is adequate, satisfactory and sufficient to protect Lessor and the City from any loss, penalty, interest, cost or injury incurred by reason of the contest. Except as otherwise provided hereinabove, at Lessor's request Lessee shall furnish Lessor with written proof of payment of any item .which would or might constitute the basis for such a lien on the Leased Premises or upon its interest in this Lease if not paid.

         4.8   Inspection and/or Repair of Premises. Lessor shall at all
               ------------------------------------
reasonable times be permitted and allowed to enter the Leased Premises to inspect the condition of the Lease Premises and Lessee's operations and/or improvements to determine compliance with the terms of this Lease, and further, Lessor shall be permitted to make repairs and/or engage in maintenance necessary in respect to any facilities as it may have installed upon or about the Leased Premises. If the obligation to make repairs and/or to engage in maintenance is Lessee's hereunder and Lessee fails to fulfill such obligations within a reasonable period of time, Lessor may elect to undertake to perform the same, then Lessee shall reimburse Lessor for the cost of charges therefor upon receipt of invoices therefor.

                             ARTICLE V. OPERATIONS

         5.1   Pollution Control. Lessee agrees that it shall not pollute the
               -----------------
air, water or ground at or upon the Leased Premises and/or in the vicinity of its operations or activities, and/or at or upon other premises as it may by these covenants have the right to use or occupy, whether or not in connection with others, in violation of applicable governmental statute, rule or regulation and/or in violation of standards and/or requirements as Lessor may from time to time reasonably and uniformly adopt in pursuit of governmental regulations. In this connection, Lessee shall obtain and maintain current all required permits, local, state and federal, needed to construct facilities and/or conduct the operations or activities contemplated under this Lease.

         5.2   Compliance with Laws and Regulations. Lessee's exercise of rights
               ------------------------------------
and/or privileges extended hereunder shall at all times be in full compliance with all applicable laws, rules and regulations, including safety regulations, of the State of Oklahoma, the United States and other governmental authorities now or hereafter having jurisdiction and/or any of their duly empowered agencies and/or instrumentalities. Lessee further agrees to comply with all applicable rules and regulations of Lessor pertaining to the Leased Premises and the Tulsa Port of Catoosa now in existence and hereafter promulgated for the general safety and convenience of Lessor, its various tenants, invitees, licensees and the general public, provided such rules and regulations shall not materially conflict with the provisions of this Lease. A copy of all Lessee's building permits, Corps of Engineers and Coast Guard permits, licenses and similar authorizing documents shall be provided by Lessee to Lessor as and when reasonably requested by Lessor.

         5.3   Maintenance of Adjoining: Grounds. As part of the consideration
               ---------------------------------
for this Lease, Lessee agrees to regularly perform all "grounds maintenance" of the area between the Leased Premises and the pavement of any road, bed of any railroad or centerline of any rights-of-way within the boundaries of and abutting the Leased Premises. "Grounds maintenance" will include keeping areas clean, mowed, orderly and free from debris and waste materials. Lessor retains full rights to utilize the areas concerned, including the right to grant easements for utilities, installation of signs, etc., and Lessee shall not be deemed as having any tenancy in these areas. Lessee shall not be responsible for any additional maintenance costs arising out of the foregoing acts of Lessor. Lessor shall have the right to withdraw all or part of Lessee's responsibility under this Section 5.3, if Lessor so desires and so informs Lessee in writing. In any instance in which construction of roads or railroads has been commenced but not completed within or adjacent to the Leased Premises, Lessee shall be responsible for ground maintenance of the areas between the Leased Premises and existing road and railroad improvements as have been or are in the process of being constructed in the adjoining rights-of-way therefor. If no road or railroad improvements shall exist, Lessee shall maintain the areas from the Leased Premises to the centerline of future roads and railroads as are shown on the Tulsa Port of Catoosa Master Development Plan, and as may be reflected in Exhibit "A". Notwithstanding the requirements of this Section, Lessee shall not be required to undertake ground maintenance with respect to any areas between the Leased Premises and any road or railroad improvements or rights-of-way therefor in excess of a 50-foot distance from the Leased Premises.

         5.4   Indemnification. Lessee hereby releases and discharges Lessor and
               ---------------
the City from and shall fully protect, indemnify and keep, hold and save Lessor and the City harmless from and against any and all costs, including, but not limited to, clean-up costs, charges, expenses, penalties, damages (including contamination) and consequences imposed for or arising from the violation of any law or regulations of the United States, the State of Oklahoma, any local authorities, or any of such entities' agencies and instrumentalities (collectively "Governmental

Authorities"), occasioned, in whole or in part, by any act or omission of Lessee or its representatives, assigns, agents, servants, employees, licensees, invitees, and any other person(s) occupying under Lessee (except to the extent that any such costs are attributable to the negligent or willful act or omission of Lessor or the City, or their representatives, assigns, agents, servants, employees, licensees, invitees, or any other person acting under or on behalf of Lessor). Lessee shall further protect, fully indemnify and save forever harmless Lessor and the City from and against any and all liability, cost, damage (including clean-up costs and contamination) and expense, incident to injury (including injury resulting in death) of third parties or damage to or destruction of their property incident to, arising out of or in any way connected with Lessee's use and occupancy or rights of use and occupancy of the Leased Premises (whether by omission or commission and irrespective of exclusive or nonexclusive rights therein) including, but not limited to, the operation of Lessee's business, the construction, erection, installation, existence, repair, maintenance, alteration and/or demolition of any improvements, facilities and/or equipment or the conduct of any other activities, and which would not have arisen but for the exercise or pursuit by Lessee of the rights and privileges accorded hereby or the failure on Lessee's part in any respect to comply with the requirements hereof, except as a loss occasioned by the negligent or willful act or omission of Lessor or the City or their representatives, assigns, agents, servants, employees, licensees, invitees, or any other person acting under or on behalf of Lessor.

         5.5   Use Prohibition and Duties (Environmental). Lessee covenants and
               ------------------------------------------
agrees that it will not use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about the Leased Premises or transport to or from the Leased Property any Hazardous Materials, except in strict compliance with all applicable laws. "Hazardous Materials" shall mean (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss. 6901, et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss. 9601, et seq.) ("CERCLA"), as amended from time to time, and regulations :promulgated thereunder; (iii) asbestos; (iv) polychlorinated biphenyls; (v) underground storage tanks, whether empty, filled or partially filled with any substance; (vi) any substance the presence of which on the Leased Premises is prohibited by any applicable governmental requirements and regulations; and (vii) any other substance which by any governmental requirements requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment or disposal. Lessee will keep and maintain the Leased Premises in compliance with, and shall not cause or permit the Leased Premises to be in violation of any governmental requirements and will not allow any other person or entity to do so. Lessee shall allow Lessor to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with violation of any governmental requirements and Lessee hereby agrees to pay any attorneys' fees incurred by Lessor in connection therewith. Without Lessor's prior written consent, which shall not be unreasonably withheld, Lessee shall not take any remedial action in response to the presence of any Hazardous Materials on, under, or about the Leased Premises, nor enter into any settlement, agreement, consent, decree or other compromise in respect to any claims regarding the presence of Hazardous Materials. Lessor's consent may be withheld, without limitation, if Lessor, in its reasonable judgment, determines that remedial action, settlement, consent or compromise might impair the value of the Leased Premises; provided, however, that Lessor's prior consent shall not be necessary in the event that the presence of Hazardous Materials in, on, under or about the Leased Premises either poses an immediate threat to the health, safety, or welfare of any individual or is of such a nature that an immediate remedial response is necessary, and it is not possible to obtain Lessor's consent before taking such action. In such event Lessee shall notify Lessor as soon as practicable of any action so taken. Lessee agrees to (a) give notice to Lessor immediately upon its acquiring knowledge of the presence of any Hazardous Materials on the Leased Premises or of any hazardous substance contamination with a full description thereof; (b) promptly comply with any governmental requirement of removal, treatment or disposal of Hazardous Materials or hazardous substance contamination and provide Lessor with satisfactory evidence of compliance; and (c) provide Lessor, within 30 days after demand by Lessor, a bond, letter of credit or similar financial assurance evidencing to Lessor's satisfaction that the necessary funds are available to pay the cost of removing, treating and disposing of Hazardous Materials or hazardous substance contamination and discharging any assessments which may be established on the Leased Premises as a result thereof.

         5.6   Site Assessments. If Lessor shall have an objective reason to
               ----------------
believe that there are Hazardous Materials or Hazardous Materials contamination, such reason being based upon a visible, apparent or documented condition of the Leased Premises or any contiguous Leased Premises, then Lessor (by its officers, employees and agents), at any reasonable time and from time to time, may first provide Lessee with notice of its concern and request that Lessee retain a qualified industrial hygienist approved by Lessor (the "Site Reviewers") to perform a Phase I site assessment and a Phase II site assessment, as required or recommended in the Phase I report, ("Site Assessments"). If Lessee fails to deliver the requested Site Assessment to Lessor within a prompt, yet reasonable, period of time, then Lessor may contract for the services of Site Reviewers to perform Site Assessments. The Site Assessments on the Leased Premises will be reasonable in scope and based upon the suspected condition for the purpose of determining whether there exists on the Leased Premises any environmental condition which could reasonably be expected to result in any liability, cost or expense to the owner, occupier or operator of such Leased Premises arising under any state, federal or local law, rule or regulation relating to Hazardous Materials. The Site Assessments may be performed at any time(s), upon reasonable notice, and under reasonable conditions established by Lessee which do not impede the performance of the Site Assessments. Site Reviewers are authorized to enter upon the Leased Premises for such purposes. Site Reviewers are further authorized to perform both above and below the ground testing for environmental damage or the presence of Hazardous Materials on the Leased Premises and such other tests on the Leased Premises as may be necessary to conduct the Site Assessments in the reasonable opinion of the Site Reviewers. Lessee will supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments and will make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. On request, the results of any Site Assessments shall be made fully available to Lessee and Lessor. Unless otherwise agreed by Lessor and Lessee, the cost of performing Site Assessments shall be paid by Lessee, and if incurred by Lessor shall be paid by Lessee to Lessor upon its demand. This monetary obligation shall constitute additional rental due on demand made by Lessor. In addition, Lessee shall have the right to perform Phase I and Phase II Site Assessments, within 120 days of the effective date of this Lease, and Lessor shall reimburse Lessee for costs, up to $1,750.00 of the Phase I Site Assessment.

         5.7   Environmental Indemnification. Lessee shall defend,
               -----------------------------
indemnify and hold harmless Lessor and the City from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including without limitation attorneys' fees and expenses, and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future (whether before or after the termination of this Lease) (hereafter, "Environmental Claims") be paid, incurred or suffered by or asserted against Lessor or the City by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release from the Leased Premises of any Hazardous Materials or any Hazardous Materials contamination or arise out of or result from the environmental condition of the Leased

Premises or the applicability of any governmental requirements relating to Hazardous Materials (including without limitation CERCLA or any federal, state or local so-called "Superfund" or "Superlien" laws, statute, law, ordinance, code, rule, regulation, order or decree). The representations, covenants, warranties and indemnifications contained in this Section shall survive the termination of this Lease. Provided however, notwithstanding anything contained herein to the contrary, Lessee shall have no obligation whatsoever to Lessor, the City or any third party for Environmental Claims to the extent such claims are based on the condition of the Leased Premises existing prior to the "baseline" created by the Phase I and Phase II (if conducted) Site Assessments.

         5.8   Insurance. In pursuit, but not in derogation of or by way of
               ---------
substitution for Lessee's obligations under Article V, Lessee shall at all times cause to be maintained at its sole cost and expense minimum insurance coverage and policies with the following prescribed terms:

               (a) Commercial General Liability Insurance - with a combined single limit of $1,000,000 each occurrence and $2,000,000 annual aggregate, applicable to bodily injury and property damage, including pollution liability.

               (b) The Commercial General Liability Insurance shall be issued on an "occurrence" basis and shall include coverage for all operations of Lessee, including independent contractor's coverage, blanket contractual liability and the policy will be endorsed to eliminate exclusion for work, construction or demolition within 50 feet of railroad trackage, broad form property damage, including completed operations, and, where applicable, property damage liability resulting from blasting or explosion, collapse or structural injury and/or subsurface operations. The policy shall not be modified to reduce the standard coverages provided under a Commercial General Liability policy form. The pollution liability endorsement may be on a "claims made" basis.

               (c) Lessor shall be designated as additional named insured under the policy required by Lessor.

               (d) As respects all insurance policies applicable to this Lease, Lessee shall, prior to the commencement of this Lease and upon the annual anniversaries, furnish to Lessor certificates of insurance evidencing the maintenance of all coverages required and the payment of premiums.

               (e) Lessor shall have the right to review Lessee's insurance coverages, and/or to obtain upon request certified copies of the insurance policies, periodically, to insure full and adequate protection and to otherwise reasonably require additional and/or other forms of coverage, in accordance with current generally accepted coverages in the industry and/or within the Tulsa Metropolitan Area in respect to operations and/or activities similar to those of Lessee, whether similar in whole or in part. The cost of additional coverage and/or forms of coverage shall be borne by Lessee.

               (f) All policies of insurance shall require that Lessor and Lessee be given 30 days' prior written notice of any modification, termination and/or cancellation of coverages.

               (g) All insurance policies shall be issued by an insurance company rated A (Excellent) or better and be included in financial size category VII, or better, in Best's Insurance Guide, and be otherwise
                                     ------ ---------------
         reasonably satisfactory to Lessor with respect to form and content. If Lessee refuses or neglects to secure and maintain insurance policies complying with the provisions of this Section, Lessor may, but shall not be required to, secure and maintain insurance policies, and Lessee shall reimburse Lessor for the cost thereof as additional rent, upon demand.

               (h) Lessee shall not use the Leased Premises in any manner which would increase the existing rates of insurance premiums paid by Lessor with respect to its operations and activities at the Tulsa Port of Catoosa and/or in the vicinity of the Leased Premises. If it nevertheless does so, then, at the option of the Lessor, the full amount of any resulting increase in premiums, to the extent allocable to the remaining rent for the year in which the increase is recognized, may be added to the amount of rentals specified herein and shall be paid by Lessee to Lessor commencing upon the monthly rental day next thereafter occurring.


                            ARTICLE VI. TERMINATION

         6.1   Termination. Upon the termination of this Lease, however
               -----------
termination may be brought about, whether by expiration of the term hereof, or otherwise, Lessee shall quit and surrender the Leased Premises to Lessor in good condition, excepting only natural wear and tear from a reasonable use thereof and destruction of the Leased Premises by covered peril and subject to the provisions of Section 4.2.

         6.2   Lessee Events of Default. The following shall be "Lessee
               ------------------------
events of default" under this Lease, and the terms "Lessee events of default" or "Lessee default" shall mean whenever they are used in this Lease, any one or more of the following events:

               (a) Failure or refusal of Lessee to pay or cause to be paid any lease rental, charges and/or assessments hereunder or any installment thereof when due and the continuance of such failure for a period of 10 days;

               (b) Failure by Lessee to perform any agreement, covenant, condition, obligation and/or undertaking herein contained and/or to observe or comply with any of the terms, provisions and conditions of this Lease;

               (c) In the event Lessee, before the expiration of this Lease, without the written consent of Lessor, vacates the Leased Premises or abandons possession of all or any portion thereof, or uses the same for purposes other than the purposes for which the Leased Premises are let hereunder, or ceases to use the Leased Premises for the purposes herein specified;

               (d) Issuance of execution against Lessee's interest in this Lease or any legal process which by operation of law would cause Lessee's interest in this Lease to pass to any person other than Lessee or its successor assignee pursuant to Section 2.3; and/or

               (e) Insolvency, assignment for the benefit of creditors, adjudication as a bankrupt or the appointment of a receiver for substantially all of Lessee's property and/or Lessee's interest in this Lease.

         6.3   Cancellation. Save and except for defaults occurring under
               ------------
Subsections 6.2 (a) and (e), in which cases no notice of default shall be required of Lessor, if any Lessee default shall occur and continue unremedied or uncorrected for a period of 60 days after Lessor shall have given Lessee notice in writing specifying Lessee default, then at the written option of Lessor this

Lease and all Lessee's interests and rights hereunder shall immediately cease and terminate. In the case of a default occurring under Section 6.2(b) or (d) which does not endanger or impair or threaten to endanger or impair Lessor or any of its lessees or operators or any of their facilities or operations and which is remediable but will reasonably require in excess of 60 days to remedy, if Lessee shall, upon receipt of notice of default from Lessor, have notified Lessor of the probability of such delay and thereupon undertaken to remedy with due diligence and reasonable dispatch, then termination shall be stayed so long as, and only so long as, Lessee in good faith continues its best efforts to remedy with due diligence and reasonable dispatch.

         6.4   Lessor Events of Default. The occurrence of any of the following
               ------------------------
events shall constitute an event of default by Lessor ("Lessor Event of Default") under this Lease:

         (a) Failure by Lessor to perform any agreement, covenant, condition, obligation and/or undertaking herein contained and/or observe or comply with any of the terms, provisions and conditions of this Lease, and such failure is not corrected within sixty (60) days except as to a breach of the covenant of quiet enjoyment which is not corrected within five (5) days after written notice from Lessee to Lessor;

         (b) Any third party claiming an interest in the Leased Premises through or under Lessor breaches the covenant of quiet enjoyment and such breach is not cured within a period of ten (10) days after written notice from Lessee to Lessor;

         (c) Lessor makes any representation or warranty herein or in any other statement or certificate at any time given in writing pursuant to or in connection with this Lease, which is false or misleading in any material respect, and such failure is not corrected within sixty (60) days;

         (d) Lessor materially breaches any other agreement between Lessor and Lessee, and such breach is not cured within sixty (60); or

         (e) Insolvency, assignment for the benefit of creditors, adjudication as a bankrupt or the appointment of a receiver for substantially all of Lessor's property and/or Lessor's interest in this Lease.

         In the event of a Lessor Event of Default that is not cured within the time periods set forth above, Lessee may exercise all remedies available to it under this Lease or applicable law, including without limitation: (i) Lessee may terminate this Lease, whereupon all obligations of Lessee to pay rent and any other amount due hereunder shall cease; and (ii) Lessee may immediately set off against all amounts Lessee may owe to Lessor any damages suffered by Lessee as a result of Lessor's default.

         6.5   Right of Re-entry. Upon the termination of this Lease, however
               -----------------
such termination is brought about, whether by Lessor's election to terminate under any one or more of the foregoing provisions, or otherwise, and in the event that Lessee fails to exercise its rights under Section 4.2, Lessor may re-enter the Leased Premises without notice or demand and remove all persons and things therefrom with or without legal process and without prejudice to any of Lessor's other legal rights, using such force as may be necessary or proper for the purpose. Any and all claims for damages by reason of Lessor's re-entry or the form or manner of re-entry or the taking possession of the Leased Premises are hereby waived as also are all claims for damage by reason of any proceedings in the nature of execution, attachment, sequestration, forcible detainer or other legal action which Lessor may employ to recover possession of the Leased Premises or rentals and charges due. Provided however, Lessee does not waive any claims it may have for damages resulting from Lessor's actions that are willful or grossly negligent. If upon Lessor's reentry there remains any personal property of Lessee or any person holding under or through it pursuant to Section 2.3, other than property as either or both shall hold as actual or constructive bailee(s), Lessor may take possession of the property and sell it at public or private sale without notice to Lessee, and this right to take and sell shall be a prior lien and claim against the property, subject, however, to any prior duly perfected third party encumbrance thereof. Subject to any legal and priority encumbrances, Lessor may, without obligation to do so take possession of the property and hold it for the owners thereof or may place the same in a public garage or warehouse, all at the expense and risk of the owners thereof. Lessee shall reimburse Lessor for any expenses it incurs in connection with removal and storage of property upon Lessor's presentment of invoices therefor. If Lessor elects to take possession of the property and sell it, the proceeds of sale shall be applied first to the costs of the sale, second to the payment of the charges for storage, if any, and third to the payment of any other amounts which may then be due from Lessee to Lessor, with the balance, if any, to be paid to Lessee. Notwithstanding any reentry upon default by Lessee or a termination of this Lease occasioned by reason thereof, the lease rentals due hereunder for the remainder of the then current lease term and such other charges and/or obligations, if any as may be otherwise payable under this Lease, shall be and become immediately due and payable and the liability of Lessee for the full amount provided herein shall not be extinguished for the balance of the term of this Lease. Lessee shall make good to Lessor any deficiency arising from a reletting of the Leased Premises at a lesser rental than that hereinbefore agreed upon. Lessee shall pay the rental deficiency each month as the amount thereof is ascertained by Lessor, upon the presentment of invoices therefor. Provided however, nothing in this Section 6.5 is intended to waive or diminish Lessee's rights or Lessor's obligations under
Section 4.2.

         6.6   Holding Over. If Lessee shall, with the consent of the Lessor,
               ------------
hold over after the expiration or sooner termination of the term of this Lease, the resulting tenancy shall, unless otherwise mutually agreed, before an indefinite period of time or on a month-to-month basis. During any month-to-month tenancy, Lessee shall pay to Lessor the same rate of rental as set forth herein, unless a different rate shall be agreed upon, and Lessee shall be bound by all of the provisions of this Lease insofar as they may be pertinent.

         6.7   Waiver of Breach or Default Cumulative Remedies. Waiver by
               -----------------------------------------------
either of the Parties of any breach or default of this Lease shall not be deemed a waiver of similar or other breaches or defaults, nor shall the failure of either of the Parties to take any action by reason of any such breach or default deprive that party of the right to take action at any time while the breach or default continues. The rights and remedies created by this Lease shall be cumulative and nonexclusive of those to which the Parties may be entitled at law and equity. The right to exercise all remedies is hereby reserved. The use and availability of one remedy shall not be taken to exclude or waive the right to use of another. In order to entitle either of the Parties to exercise any remedy reserved to it in this Lease it shall not be necessary to give any notice, other than notice expressly required.

                          ARTICLE VII. MISCELLANEOUS

         7.1   Examination of Lessee's Records. Lessor shall at all reasonable
               -------------------------------
times be permitted to examine and/or audit and, to the extent necessary, duplicate Lessee's books and records maintained with respect to its operations and activities hereunder but only for the purpose of determining Lessee's compliance with the terms and conditions of this Lease. In the event books and records are maintained at other than Lessee's local office identified above, Lessee, upon the receipt of written notice by Lessor specifying the nature and extent of its intended inquiry and/or examination, agrees to immediately furnish Lessor with full, true and accurate copies of all its books and records as may be appropriate thereto. Lessor covenants to keep any such books and records and the information contained therein confidential upon the request of Lessee (except to the extent disclosure is required as a matter of law).

         7.2   Lessor's Leasehold Interest. It is mutually understood and
               ---------------------------
agreed by the Parties that: (i) Lessor has only a leasehold interest in the property covered by this Lease which has been granted to Lessor by the City,
(ii) this instrument is a sublease and the Parties are sublessees and sublessors as the case may be, (iii) this Lease is subject to the terms and conditions of a lease from the City to Lessor, and (iv):

               (a)  The City has fee simple title to the Leased Premises.

               (b) Lessor is authorized to enter into this Lease for the primary and renewal terms provided herein, pursuant to the terms of its lease with the City.

               (c) The lease between the City and Lessor dated June 22, 1971, has been modified subsequent to the date of its original execution.

               (d) This Lease is generally in accordance with the Master Plan of Development of the Port Authority, as amended, and as required in
         Article III of Lessor's lease with the City.

               (e) Pursuant to the lease between the City and Lessor: (i) any dissolution of Lessor or termination of such lease shall not adversely affect Lessee's rights hereunder, and (ii) such lease may not be amended or modified in any manner so as to have a material adverse effect on Lessee's rights hereunder without the prior written consent of Lessee.

         7.3   Quiet Enjoyment. Lessor covenants that during the entire
               ---------------
Lease Term and for so long as Lessee (i) shall make timely payment of rentals due hereunder and (ii) shall perform all covenants on its part to be performed, Lessee shall and may peaceably and quietly have, hold and enjoy the Leased Premises.

         7.4   Notices. All notices under this Lease must be sent by United
               -------
States mail, postage prepaid, addressed as follows, except that either Party may by written notice given as aforesaid change its address for subsequent notices to be given hereunder;

                  (a) Lessor:

                  THE CITY OF TULSA-ROGERS COUNTY PORT AUTHORITY
                  5350 Cimarron Road
                  Catoosa, Oklahoma 74015

                  (b) Lessee:

                  Matrix Service, Inc.
                  10701 E. Ute
                  Tulsa, Oklahoma, 74116
                  Attention: Glen Rogers, Vice President

Provided, however, that payments made by Lessee may be sent first class mail, postage prepaid, to Lessor at the address above given or paid in such other manner as Lessor may designate. Any and all notices given by either of the Parties hereto shall be deemed effective upon their receipt by the primary addressee, as set forth hereinabove.

         7.5      Nondiscrimination. Lessee agrees that it shall not, with
                  -----------------
respect to its operations conducted on the Leased Premises, discriminate against any employee or applicant for employment because of race, color, religion, sex, age, national origin or handicap. Lessee shall take affirmative action to ensure that applicants are employed, and employees are treated during employment, without regard to race, color, religion, sex, age, national origin or handicap. Such action shall include, but not be limited to, the following: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.

         7.6      Navigability. The United States Corps of Engineers endeavors
                  ------------
to maintain the water level in the Tulsa Port of Catoosa channel at 532 feet above mean sea level. Lessor assumes no responsibility for any increase or decrease in the water level caused by the raising or lowering of the water level in the Verdigris River, the backwater provided by said river in the channel, the erosion of water channel banks or sediment.

         7.7      Substitution of Performance. Except as may be otherwise
                  ---------------------------
provided in this Lease, if Lessee shall fail to do anything required to be done by it under the term(s) of this Lease, except to pay rent and other charges, Lessor may, after 30 days, written notice to Lessee, at Lessor's sole option, do such act or thing on behalf of Lessee, and upon notification of the cost thereof to Lessor, Lessee shall promptly pay to Lessor the amount of that cost.

         7.8      Exhibits and Attachments. All exhibits, attachments, riders
                  ------------------------
and addenda referred to in this Lease, together with the exhibits listed hereinbelow, are incorporated into this Lease and made a part hereof by this reference for all intents and purposes.

         Exhibit "A":               Leased Premises
         Exhibit "B":               Building and Development Regulations
         Exhibit "C":               Other Charges
         Exhibit " D":              Miscellaneous Provisions

         7.9      Authority. Each of the Parties to this Lease represents to
                  ---------
the other that it has taken all action necessary to authorize the execution, delivery and performance of this Lease and that it has executed and delivered all other documents as required herein and that its representative who has signed this Lease has all requisite power and authority to enter into this Lease and bind the party on whose behalf execution is provided. Each of the Parties to this Lease represents and warrants to the other that this Lease is the legal, valid and binding obligation of that Party, enforceable in accordance with its terms and performance of said Party does not require the consent of or approval of any other person, agency or court, and will not conflict with, result in the breach of any term of, or constitute a default under any material agreement or instrument to which that Party is party, or to which that Party is subject.

         7.10     Entire Agreement. This Lease embodies the entire agreement
                  ----------------
between the Parties with respect to the leasing and use of the Leased Premises. There are no representations, terms, conditions, covenants or agreements between the Parties relating thereto which are not mentioned or contained herein. This Lease shall completely and fully supersede all other prior agreements, both written and oral, between the Parties pertaining to the Leased Premises. No party to any such prior agreement hereafter will have any rights thereunder, and shall look solely to this Lease for definition and determination of its rights, liabilities or responsibilities or relating to the matters set forth herein.

         7.11     Captions. The article and section headings and captions
                  --------
contained herein are included for convenience only and shall not be considered a part hereof or affect in any manner of the construction or interpretation of this Lease.

         7.12     Severability. The Parties agree that if it should ever be
                  ------------
held by a court of competent jurisdiction that any one or more sections, clauses or provisions of this Lease are invalid or ineffective for any reason, any such section, clause or provision shall be deemed separate from the remainder of this Lease and shall not affect the validity and enforceability of such remainder.

         7.13     Successors and Assigns. The covenants, terms, conditions and
                  ----------------------
obligations set forth and contained in this Lease shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and assigns.

         7.14     Governing Law. The Parties understand and agree this Lease,
                  -------------
its terms and conditions, and any interpretation thereof shall be governed by the laws of the State of Oklahoma.

         7.15     Counterparts. This Lease may be executed in two or more
                  ------------
counterparts, each of which when so executed shall be deemed an original, and which together shall constitute one and the same instrument.

         7.16     Modification. Lessor and Lessee agree that this Lease shall
                  ------------
not be amended, altered or changed except by a written agreement signed by the parties hereto.

         7.17     Recording. Lessor agrees that this Lease and the Exhibits
                  ---------
hereto may be recorded and placed of public record by Lessee.

         IN WITNESS WHEREOF, this Lease has been executed in multiple counterparts, each of which, for all purposes, shall be deemed an original and all of which shall evidence one agreement between the Parties.

                                     LESSOR:
                                     ------

                                     THE CITY OF TULSA-ROGERS COUNTY
                                     PORT AUTHORITY, a State Agency


[SEAL]                               By:  /s/
                                        ------------------------------
                                                       Chairman
ATTEST:                              APPROVED:

  /s/
---------------------------
Assistant) Secretary
                                          /s/
                                     ---------------------------------
                                     Port Attorney


                                     LESSEE:
                                     ------

                                     MATRIX SERVICE COMPANY, a Delaware
                                     Corporation


[SEAL]                               By:  /s/
                                        ------------------------------
                                                      (Vice) President
ATTEST:

  /s/
---------------------------
(Assistant) Secretary


     This Lease Agreement is approved and consented to as of APR 5 2001, 2001.
                                                             ----------
                                     CITY:
                                     ----

                                     CITY OF TULSA, OKLAHOMA,
                                     a Municipal Corporation

[SEAL]                               By:  /s/
                                        ------------------------------
                                                                 Mayor
ATTEST:                              APPROVED

                                     /s/
                                     ---------------------------------
  /s/                                City Attorney - Asst.
---------------------------
City Clerk

STATE OF OKLAHOMA                  )
                                   )
COUNTY OF ROGERS                   )

              The foregoing instrument was acknowledged before me on March 27,
                                                                     --------
2001, by James G. Goodwin Chairman of The City of Tulsa-Rogers County
         ----------------
Port Authority, a State agency, on behalf of said agency

          /s/  Weida J. Young
        ------------------------------------
                                            Notary Public
My Commission Expires:

             06-17-2003
--------------------------------

STATE OF OKLAHOMA                  )
         --------
                                   )
COUNTY OF TULSA                    )
          -----

              The foregoing instrument was acknowledged before me on March 27,
                                                                     --------
2001, by Glen Rogers, Vice President of Matrix Service Company, a Delaware
         -----------  --------------
corporation, on behalf of said corporation.

          /s/  Patsy R. Priddy
        ------------------------------------
                                            Notary Public
My Commission Expires:

              8-15-2002
--------------------------------

STATE OF OKLAHOMA                  )
                                   )
COUNTY OF TULSA                    )

              The foregoing instrument was acknowledged before me on April 5,
                                                                     -------
2001, by M. Susan Savage, Mayor of the City of Tulsa, a municipal corporation,
         ---------------
on behalf of said corporation.

          /s/  Sherry Cartwright
        ------------------------------------
                                            Notary Public
My Commission Expires:

              7-12-2004
--------------------------------

                                  EXHIBIT "A"

                        PORT OF CATOOSA INDUSTRIAL PARK
                    CITY OF TULSA, ROGERS COUNTY, OKLAHOMA



{In the original document, this page contains a diagram of the tract of land more fully described on the following page located at the Port of Catoosa Industrial Park, City of Tulsa, Rogers County, Oklahoma. The diagram, dated 01/19/01, was prepared by Sisemore Weisz & Associates, Inc., Tulsa, Oklahoma.}

                               LEGAL DESCRIPTION


A TRACT OF LAND THAT IS PART OF THE SOUTHEAST QUARTER (SE/4) OF SECTION SIX (6), PART OF THE NORTHEAST QUARTER (NEl4) OF SECTION SEVEN (7) AND PART OF THE NORTHWEST QUARTER (NW/4) OF SECTION EIGHT (8), ALL IN TOWNSHIP TWENTY (20) NORTH, RANGE FIFTEEN (15) EAST OF THE INDIAN BASE AND MERIDIAN, ROGERS COUNTY, OKLAHOMA, SAID TRACT OF LAND BEING DESCRIBED AS FOLLOWS, TO-WIT:

STARTING AT THE SOUTHEAST CORNER OF SAID SECTION 6; THENCE DUE WEST FOR 1;268.58 FEET; THENCE DUE SOUTH FOR 877.98 FEET TO THE POINT OF BEGINNING OF SAID TRACT OF LAND; THENCE NORTH 08(degree)23'24" EAST FOR 2,075.19 FEET; THENCE SOUTH 36(degree)59'43" EAST FOR 2,675.12 FEET TO A POINT OF CURVE; THENCE SOUTHEASTERLY ALONG A CURVE TO THE RIGHT WITH A CENTRAL ANGLE OF 22(degree)22'51" AND A RADIUS OF 611.62 FEET, FOR 238.91 FEET; THENCE NORTH 81(degree)36'36" WEST FOR 2,031.69 FEET TO THE POINT OF BEGINN1NG OF SAID TRACT OF LAND, CONTAINING 49.995 ACRES.

                                  EXHIBIT "B"

                             TULSA PORT OF CATOOSA
                     BUILDING AND DEVELOPMENT REGULATIONS


                                      I.
                              DEFINITION OF TERMS

Building Site
-------------

A. "Building site" shall mean any parcel of land upon which an industrial building or buildings or appurtenant structures may be erected.

Improvements
------------

B. "Improvements" shall mean and include all buildings, out buildings appurtenant thereto, parking areas, loading areas, fences, masonry walls, hedges, lawns, mass plantings and any structure of any type or kind located on a building site.

Building Line
-------------

C. "Building line" shall mean the minimum distance which buildings, improvements or any structures located above ground shall be set back from the property or street lines as herein set forth.

Side Building Site Line
-----------------------

D. "Side building site line" shall mean the boundary or property line dividing two adjoining building sites.


                                      II.
                        GENERAL PURPOSES OF CONDITIONS

     These conditions, regulations, restrictions and reservations are imposed to insure proper use and appropriate development of each building site herein; to protect the owners or tenants of buildings against the improper use of surrounding building sites that might depreciate the value of the property; to guard against erection thereof of structures built of improper or unsuitable materials; to insure adequate and reasonable development of said property; to encourage the erection of attractive improvements thereon, with appropriate location on building sites; to secure and maintain proper setbacks from streets, and adequate free spaces between structures; and, in general, to insure a high quality improvement on said property.


                                     III.
                          ENVIRONMENTAL RESTRICTIONS

Noxious or Offensive Activities
-------------------------------

A. Pursuant to the terms of their lease, no lessee shall create or maintain a public or private nuisance.

Pollution Prohibitions
----------------------

B. Pursuant to the terms of their lease, lessees shall maintain compliance with all applicable federal, state or local environmental laws, regulations, ordinances or orders and shall maintain all valid permits, licenses or other governmental approval required for operations by any applicable federal, state or local environmental laws, regulations, ordinances or orders (collectively, "Environmental Laws").

Notices of Violations
---------------------

     C. Any lessee shall furnish the Port Authority with a copy of the following documents within five (5) business days of their receipt by such lessee: any written notice (including notice of commencement of an investigations), administrative order, consent order and agreement, complaint or settlement which concerns the presence on the lessee's leased premises of any substance regulated by Environmental Laws with respect to such leased premises or demands payment or contribution for environmental damage to or clean-up of such leased premises.

                                      IV.
                             GENERAL RESTRICTIONS
Height Limitations
------------------

     A. Improvements erected on property subject to these restrictions hereof shall be in compliance with all applicable laws, rules and regulations.

Submittal of Plans
------------------

     B. No improvement as herein defined shall be constructed, erected, placed, altered or enlarged on any building site in said development until the building or other improvement, plans, specifications and plot plants have first been submitted to and approved in writing by the Port Authority; provided, however, it is the intention of the Port Authority hereunder to regulate primarily exterior structures and additions, rather than interior design or processes, and to assure uniform development and aesthetic qualities. It is not the intention of the Port Authority to interfere with or in any way delay matters of common concern. "Improvements" therefore shall mean exterior structures and additions and shall exclude (and this Article B. and Article V shall not apply to) improvements or changes in interior design or processes and minor projects having no significant effect on regulated matters of common concern. The location of all improvements shall have due regard to the anticipated use thereof as same may affect adjoining structures, uses and operations, and as to location of the improvements with respect to topography, grade and finished ground elevation. However, Port authority shall not be liable in damages to anyone so submitting plans for approval or to any lessee or tenant of land covered by this instrument by reason of mistake in judgment, negligence or nonfeasance for itself, its agents or employees, arising out of or in connection with the approval or disapproval or failure to approve any such plans. The Port Authority shall approve or disapprove all of such plans within (7) days after the draft thereof has been submitted to it, or this requirement will be deemed to have been fully complied with. Any violation of this requirement shall be grounds for the Port Authority, at its option, to either (1) sue to enjoin such construction until final plans therefor are approved by the Port Authority or (2) cancel the lease if such violation is not corrected within sixty (60) days after the lessee receives notice of such violation or such longer period as may be reasonably required to correct such violation. Further, upon completion of construction, lessee shall file with the Port Authority to set of "as built" plans. Provided, however, that lessees may withhold, at their discretion, any proprietary or confidential information.

Location of Structures
----------------------

     C. No structures or buildings shall be located closer than twenty (20) feet to any side building site line or rear property line. An open area of at least forty (40) feet shall exist between all adjacent but separately owned improvements, provided, however, that where a right-of-way has been granted for the operation of lead tracks and railways facilities, either at the rear or side of any building site, no structures or buildings shall be constructed on said right-of-way or any part thereof.

Landscaping and Parking
-----------------------

     D. No building or structures above ground shall extend beyond the building setback lines and it is hereby declared that said area between the building lines and the property lines is to be used either for open landscaping or for off-street surface parking areas with peripheral landscaping. Final plans for such landscaping or parking must be approved, in writing, by the Port Authority before commencement of any work thereon. All landscaping and parking areas shall be properly maintained in a sightly and well-kept condition.

Loading Docks
-------------

     E. In order to confine the maneuvering of trucks and trailers to the premises of each establishment, the actual depth of any loading dock within the building line shall be determined in connection with the building plans or improvement plans to be approved in writing by the Port Authority.

Power Installations
-------------------
     F. Power used in, developed or obtained for the operation of any establishment within the confines of the area subject to these restrictions shall be confined to those fuels, which, when controlled, do not produce excessive smoke, odor, smog or fumes.

Bulk Commodities
----------------

     G. The storage of dry bulk commodities shall comply with rules and regulations of any governmental agency or agencies having jurisdiction over such matters, and shall be screened from public view.

Signs
-----

     H. All advertising signs must be approved in writing by the Port Authority before the construction, placement or painting thereof.

Walls and Hedges
----------------

     I. No masonry wall, hedge or mass planning shall extend beyond the building set-back lines established herein except upon written approval by the Port Authority. Fences shall not be extended beyond the property lines.

Oil Activities
--------------

     J. No oil drilling, oil development operations, mining operations of any kind or quarrying shall be permitted in or upon any of the building sites, nor shall oil wells, tunnels, mineral excavations or shafts be permitted in or upon any of the building sites. Fuel oil storage tanks as a part of the equipment of any establishment shall be permitted only if located above ground and in full compliance with rules and regulations of any governmental agency or agencies having jurisdiction over such matters. Bulk storage of all liquids including gasoline or petroleum products on the outside of buildings shall comply with rules and regulations of any governmental agency or agencies having jurisdiction over such matters.

Nature of Regulation
--------------------

     K. Each of the conditions, regulations, restrictions and reservations set forth above shall run with the land and be finding upon the Port Authority, its lessees and their successors and assigns, and all persons claiming under them for a period co-extensive with the primary term of any lessee's lease and any extensions or renewals thereof. Provided, however, that these regulations may be supplemented or modified by the Port Authority at any time and from time to time so long as any such modification does not prejudice the then existing operations and improvements of any lessee which is then in compliance with these regulations and so long as notice to all lessees of the Port Authority is given of the proposed supplement or modification and a majority of the total number of the lessees, weighted as provided below, thereafter approves such supplement or modification. Each lessee's vote shall be weighted by multiplying it by the number of acres leased by such lessee if more than one acre is so leased; provided, however, under no circumstances shall any lessee's weighted vote value at any election exceed 20% of the total weighted value of all votes which are entitled to be cast at such election.

No Waiver
---------

     L. The failure of the Port Authority or any lessee of said property to enforce the violation of any of the restrictions herein set forth at the time of its violation shall in no event be deemed to be a waiver of the right to do so as to any subsequent violation. The violation of these restrictions shall not defeat or render invalid the lien or mortgage (or deed of trust) made in good faith and for value.

Partial Invalidation
--------------------

     M. Invalidation of any one of these regulations or any part thereof by judgment or court order shall in nowise affect any of the other provisions, which will remain in full force and effect.

                                      V.
                             TULSA PORT OF CATOOSA
                          MASTER PLAN OF DEVELOPMENT
                           DEVELOPMENT RESTRICTIONS

Development Controls and Standards
----------------------------------

     The Master Plan policies are designed to be broad statements allowing maximum flexibility in the future development of the Port. The following guidelines, procedures and standards supplement the Master Plan, in order to insure that "flexibility" does not create poor quality design, layout, conflicts of use, congestion or other undesirable developments.

     The Port Authority will require that future development proposals conform to the procedures and development standards outlined in the following sections.

Site Selection
--------------

     In order to eliminate wasted time and costs to both the Port staff and potential developers, a site selection process should be initiated in advance of any preliminary engineering for buildings or facilities to insure that the proposed site and the proposed use are in conformance with the Master Plan for the Port.

     A.  Site Selection Process
         ----------------------

Through this site selection process the prospective developer and the Port staff will have an opportunity to exchange information concerning site requirements and facility and/or utility needs. The developer will be presented copies of the Master Plan and existing development maps, as well as the current development policies and standards of the Port. The Rogers County Zoning Ordinance and Map will also be reviewed in light of existing zoning and permitting uses.

     B.  Site Clearance Letter
         ---------------------

When the prospective developer and the Port Staff have agreed on one or more sites, the Port staff will issue a "site clearance letter". The developer may then proceed to obtain a zoning permit from the City of Claremore-Rogers County Planning Commission and submit a copy of this permit to the Port staff. These two items will serve as authorization to the prospective developer to proceed with preliminary plans and engineering for the specific site or sites approved. All water and sewer permits shall be obtained from the City of Tulsa and power requirements shall be reviewed and approved by the servicing utility companies.

     C.  Agency Approval
         ---------------

If, in the opinion of the Port staff, the proposed development will be of a nature that will emit considerable noise, odor, heat, dust, vibration or smoke, the prospective developer will be informed of the need to meet the minimum requirement of any and all local, state or federal agencies regulating such matters.

Preliminary Plans
-----------------

     After the prospective developer has received all necessary site development clearances he may proceed with developing preliminary plans for engineering for the layout of facilities, buildings and utilities on the site. The preliminary plans will be submitted to the Port staff prior to a scheduled "preliminary review meeting".

Two copies of the preliminary plans will be sent to the Port staff, and should contain the following data:

A. A map at a scale of 1" = 100' (or other appropriate scale) showing the following data:

       1)  Date, scale and north point.

       2)  Topographic data, showing contours at two (2) foot intervals.

       3)  The location and dimensions of the leasehold lines.

       4) The location and dimensions of existing buildings, utilities, facilities, paving, easements and rights-of-way that are within the leasehold lines.

       5) The location and width of all proposed buildings, facilities, paving, easements and rights-of-way.

       6)  The approximate radii of all curves and lengths of all tangents.

B. A description of the improvements such as grading, paving, landscaping and installation of utilities which the prospective developer proposes.

C. A map at a scale of 1" = 400' (or other appropriate scale) showing the location of all existing and proposed buildings, paving, facilities, easements, rights-of-way and exterior property lines of the proposed sites.

D. A description of the type of construction of all buildings and facilities shown on the maps.

E.       Any additional data required by the Port staff.

Preliminary Review Meeting
--------------------------

     The Port staff will conduct a "preliminary review meeting" with the prospective developer and will recommend any modifications or adjustments required in order to obtain approval of the preliminary plans. When the recommended modification and adjustments to the preliminary plans are agreed to, the Port staff will issue a "preliminary plan approval" letter which shall serve as authorization to proceed in developing "final plans" for the proposed development.

Final Plans
-----------

     After the prospective developer has received all necessary preliminary plan clearances he may proceed with developing final plans and detailed engineering for the proposed development of the site. The final plans will be submitted to the Port staff prior to a scheduled "final review meeting" with the Port staff.

Two copies of the final plans will be sent to the Port staff, and should contain the following data:

A. A map at a scale of 1" = 100' (or other appropriate scale) showing the following data:

       1)  Name of developer and registered engineer.

       2)  Date, north point, scale (written and graphic).

       3) The location and dimensions of existing, adjacent or adjoining property or leasehold lines.

       4) Boundaries of development or leasehold site with accurate distances and bearings noted thereon with the description of all monuments found or placed in making the survey.

       5) The exact location and dimensions of all existing and proposed buildings, paving, facilities, easements and rights-of-way.

       6) The purposes of all easements and the location of utilities within easements and rights-of-way.

       7)  The exact radii of all curve and lengths of all tangents.

B.Cross-section drawings (at suitable scale) of all buildings, facilities and paving, with dimensions as appropriate.

C. A description of all improvements including type of construction of buildings and facilities to be placed on the site.

D. A map at a scale of 1 " = 400' (or other appropriate scale) showing the location of all existing and proposed buildings, paving, facilities, easements, rights-of-way and exterior property lines of the proposed site.

E.       Any additional data required by the Port staff.

Final Review Meeting
--------------------

     The Port staff will conduct a "final review meeting" with the prospective developer. If the final plans are in conformance with all requirements, the Port staff will issue a "final plan approval" letter which will authorize the developer to proceed with site preparation work and detailed building and construction plans.

Construction Plans
------------------

     After the developer has received approval of all site development plans and before construction of buildings and facilities begin, he must submit construction plans to the Port staff for review and approval.

Authorization to Proceed Letter
-------------------------------

     The construction plans will be reviewed by the City of Claremore-Rogers County Planning Commission in light of the current building and construction codes. Upon issuance of the Planning Commission's permit, the plans will be approved by the Port Authority. If so approved, the Port staff will issue a letter which will authorize the developer to proceed with construction according to the approved construction plans.

Development Standards
---------------------

     In order to insure coordinated development of the Port, the following standards constitute official development policy of the Port Authority. These standards apply primarily to the industrial park area. The terminal area will not be entirely subject to these requirements due to the nature of activities along the Port channel.

Area and Bulk Requirements
--------------------------

     Each parcel of land is required to have frontage and access on a dedicated street for a minimum distance of 200 feet.

     Minimum setbacks of buildings or facilities from adjacent streets will be required as follows:

              (i) Sixty (60) foot setback from primary and secondary roadways (Parkways and Avenues); and

              (ii) Forty (40) foot setback from minor roadways (Roads) and twenty (20) feet from other property lines and easements.

     A minimum land-to-building ratio may be established by the Port staff for various parcels of land within the industrial park.

Off-Street Parking
------------------

     On-street parking will be prohibited, except within the terminal area, and then only where adequate parking lanes have been installed.

     Adequate off-street parking for employees and visitors will be provided. The number of parking spaces required will be determined by the Port staff.

Loading Requirements
--------------------

Adequate loading spaces will be provided on the rear or side of buildings away from the street fronts. No truck loading docks or doors are permitted on the front of buildings except upon express written consent of the Port Authority.

Surfacing
---------

     Off-street parking and loading areas shall be surfaced with an all-weather material, and shall be graded and drained so as to carry surface water to the nearest public street, accessible storm sewer or other approved drainage control system.

Outside Storage
---------------

     Goods and materials stored outside of buildings shall be screened from view of all streets if required by the Port Authority.

     Goods or materials that are untreated and may produce undesirable effects when exposed to the elements will be required to be treated or placed in enclosed building.

Building Exteriors
------------------

     Building exteriors on all four sides shall be constructed of materials considered high standard exterior finishes. Materials for exterior finishes shall require review and approval prior to use.

Access Standards
----------------

     All parcels of land must have access to a secondary or minor roadway before operators can begin operations on the property.

     Access drives off secondary and minor roadways will have a minimum width of forty (40) feet or a maximum of sixty (60) feet.

     All curb cuts will be a minimum distance of 150 feet from an intersecting street, measured from the centerline of paving.

Curb cuts must be a minimum of forty (40) feet apart, and a minimum of twenty
(20) feet from interior property lines.

A minimum turning radius of forty (40) feet must be maintained for all access points to a roadway.

                      ACCESS CONTROL AND SETBACK STANDARDS
                      ------------------------------------


{In the original document, this page contains a diagram of the Primary, Secondary and Minor Roadways and rights-of-way.}

                          ROADWAY AND UTILITY STANDARDS
                          -----------------------------


{In the original document, this page contains a diagram of the Primary Roadway and Utility Standards.}

                         RAILWAY AND UTILITY STANDARDS
                         -----------------------------


     {In the original document, this page contains a diagram of the Railway and Utility Standards.}

EXHIBIT "C"

Additional Charges
------------------

There are presently no additional charges.

EXHIBIT "D"
Miscellaneous Provisions
------------------------

Rider 1, Lessor's Work

Upon lease commencement and subject to the public bid process, Lessor will promptly commence the construction of two concrete driveways (bridges) into the Premises from Main Parkway in locations and of design mutually agreed to by the Parties. Lessor will also construct a rail spur of not more than 700 feet in length as measured from the mainline track to serve Lessee's operations. Said construction shall be coordinated with Lessee's site improvements and Lessee shall provide the final base grade for the rail spur. Lessor shall provide the aforementioned driveway and rail spur improvements without any charge to Lessee, however, Lessee agrees that, during the Lease Term, it shall maintain said improvements at its sole expense. Lessor shall also promptly commence construction of the Verdigris Road extension which will bound the Premises on the west. Lessor will allow Lessee up to three driveways from said road at a minimum spacing of 125 feet and otherwise in compliance with Exhibit "B", Building and Development Regulations.

Rider 2, Rent Abatement

In consideration of Lessee's time and expense to develop the Premises, Lessor hereby agrees that the Monthly Rentals as referenced in paragraph 3.1.a shall be abated in their entirety for the first eighteen (18) months or until Lessee's earlier commencement of business operations on the Premises. In addition, the Parties agree that, Lessee's present intent is to not use the northern most 3.82 acres of the Premises for any purpose. Accordingly, there will be no rentals payable on said acreage unless and until Lessee commences use of any portion thereof, at which time rentals shall be charged on the entire 3.82 acres for the remainder of the primary and any renewal terms at the then effective rate.

Rider 3, Schedule of Monthly Rentals

Subject to Rider 2 above, and the other provisions of paragraph 3.1, the Primary Term Monthly Rentals as referenced in paragraph 3.1.a shall be payable according to the following schedule:

For the period 3/01 -2/06;  $10,005.67   (based on 46.18 acres at $2,600 per
acre per year)
For the period 3/06 -2/11;  $11,160.17   (based on 46.18 acres at $2,900 per
acre per year)
For the period 3/11 -2/16;  $12,314.67   (based on 46.18 acres at $3,200 per
acre per year)

Lessee will execute Lessor's acknowledgement, amending this Rider should the unused acreage referenced in Rider 2 become activated per its terms.